                           USR STOCK OPTION AGREEMENT


     THIS USR STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of February 26, 1997 by and between 3Com Corporation, a California corporation ("3Com"), and U.S. Robotics Corporation, a Delaware corporation ("USR").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, 3Com, USR, and TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), are entering into an Agreement and Plan of Merger, dated as of February 26, 1997 (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Sub with and into USR in accordance with the laws of the State of Delaware (the "Merger"); and

     B. As a condition and inducement to USR's willingness to enter into the Merger Agreement, USR has requested that 3Com agree, and 3Com has agreed, to grant to USR an option to acquire certain shares of 3Com's authorized but unissued common stock, par value $.01 per share, together with any associated rights under the Amended and Restated Rights Agreement dated as of December 21, 1994 between 3Com and The First National Bank of Boston ("3Com Common Stock"), on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, to induce USR to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     1. GRANT OF OPTION. 3Com hereby grants to USR an irrevocable option (the "3Com Option") to purchase a number of shares of 3Com Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

     2.   EXERCISE AND TERMINATION OF THE 3COM OPTION.

          (a) EXERCISE. The 3Com Option may be exercised by USR, in whole or in part, at any time or from time to time after the occurrence of an event which causes the 3Com Initial Termination Fee (as defined in the Merger Agreement) to become payable (a "Trigger Event") and prior to the termination of USR's right to exercise the 3Com Option by the terms of this Agreement. 3Com shall notify USR promptly in writing of the occurrence of any Trigger Event; however, such notice shall not be a condition to the right of USR to exercise the 3Com Option. Notwithstanding the foregoing, the 3Com Option may not be exercised if USR is in material breach of any of its material representations, warranties, covenants or agreements in this Agreement or the Merger Agreement.

          (b) EXERCISE PROCEDURE. In the event that USR wishes to exercise the 3Com Option, USR shall deliver to 3Com written notice (an "Exercise Notice") specifying the total number of shares of 3Com Common Stock that USR wishes to purchase. To the extent permitted by law and the Amended and Restated Articles of Incorporation of 3Com (the "3Com Charter") and provided that the conditions set forth in Section 3 to 3Com's obligation to issue the shares of 3Com Common Stock to USR hereunder have been satisfied or waived, USR shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of 3Com Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of 3Com shall then be closed or that certificates representing such shares of 3Com Common Stock shall not theretofore have been delivered to USR. Each closing of a purchase of shares of 3Com Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by USR in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

          (c) TERMINATION OF THE 3COM OPTION. USR's right to exercise the 3Com Option shall terminate upon the earliest to occur of: (i) the Effective Time of the Merger; (ii) the termination of the Merger Agreement other than under circumstances which also constitute a Trigger Event under this Agreement; or
(iii) twelve (12) months following the receipt by USR of written notice from 3Com of the occurrence of a Trigger Event. Notwithstanding the foregoing, if the 3Com Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, the 3Com Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed. The rights of USR set forth in Sections 7 and 10 shall not terminate upon termination of USR's right to exercise the 3Com Option, but shall extend to the time provided in such sections. Notwithstanding the termination of the 3Com Option, USR shall be entitled to purchase the shares of 3Com Common Stock with respect to which USR had exercised the 3Com Option prior to such termination.

          (d) OPTION NUMBER. The Option Number shall initially be the number of shares equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of 3Com Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in 3Com's capitalization occurring after the date hereof in accordance with Section 11. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of 3Com Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 11.

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          (e)  EXERCISE PRICE.  The purchase price per share of 3Com Common
Stock pursuant to the 3Com Option (the "Exercise Price") shall be payable, at USR's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of USR common stock, $.01 par value per share ("USR Common Stock"). The Exercise Price, (i) in the case of a Cash Exercise, shall be a cash amount equal to the average of the last sale prices of 3Com Common Stock on the ten (10) trading days immediately prior to the announcement of the Merger (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be a number of shares (or fraction of a share) of USR Common Stock with a value (based on the average of the last sale prices of USR Common Stock on the ten (10) trading days immediately prior to the applicable Closing) equal to the Cash Exercise Price (the "Stock Exercise Price").

          (f) CERTAIN LIMITATIONS. In the event USR would receive Net Proceeds (as defined below) of more than one hundred million dollars ($100,000,000) in connection with the sale or other disposition of the shares of 3Com Common Stock acquired pursuant to the 3Com Option (other than a sale of such shares to 3Com pursuant to Section 7), all Net Proceeds in excess of such amount shall be remitted to 3Com promptly upon receipt. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Exercise Price multiplied by the number of shares of 3Com Common Stock included in such sale or disposition. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by 3Com to USR and its affiliates pursuant to Section 7 of this Agreement and the provisions of Section 8.3(c) of the Merger Agreement shall not exceed the sum of one hundred fifty million dollars ($150,000,000) plus expenses pursuant to
Section 8.3(c) of the Merger Agreement plus, in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of 3Com Common Stock repurchased by 3Com from USR pursuant to
Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by USR from persons other than 3Com, including without limitation amounts receivable pursuant to a tender offer or other sale.

     3. CONDITIONS TO CLOSING. The obligation of 3Com to issue the shares of 3Com Common Stock to USR hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of 3Com Common Stock by 3Com and the acquisition of such shares by USR hereunder (and, in the case of a Stock Exercise, the issuance of shares of USR Common Stock by USR and the acquisition of such shares by 3Com) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of 3Com Common Stock and the acquisition of such shares by USR hereunder (and, in the case of a Stock Exercise, the issuance of shares of USR Common Stock and the acquisition of such shares by 3Com) shall have been obtained.

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     4.   CLOSING.  At any Closing:

          (a) 3Com shall deliver to USR or its designee a single certificate in definitive form representing the number of shares of 3Com Common Stock designated by USR in its Exercise Notice, such certificate to be registered in the name of USR and to bear the legend set forth in Section 12;

          (b) USR shall deliver to 3Com the aggregate Exercise Price for the shares of 3Com Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by 3Com (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of USR Common Stock being issued by USR in consideration thereof (in the case of a Stock Exercise);

          (c) 3Com shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4; and

          (d) 3Com shall cause the shares of 3Com Common Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market and shall pay all expenses in connection with the application for approval of such quotation.

     5. REPRESENTATIONS AND WARRANTIES OF 3COM. 3Com represents and warrants to USR that:

          (a) 3Com is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

          (b) the execution and delivery of this Agreement by 3Com and the consummation by 3Com of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of 3Com and no other corporate proceedings on the part of 3Com and no action of 3Com shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by 3Com, and, assuming the due authorization, execution and delivery hereof by USR and the receipt of all required governmental approvals, constitutes the valid and binding obligation of 3Com, enforceable against 3Com in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

          (c) 3Com has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the 3Com Option, and at all times from the date hereof through the expiration of the 3Com Option will have reserved, a number of authorized and unissued shares of 3Com Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

          (d) the shares of 3Com Common Stock issued to USR upon the exercise of the 3Com Option will be, upon delivery thereof to USR, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

          (e) the execution and delivery of this Agreement by 3Com does not, and, subject to compliance with applicable law, the consummation by 3Com of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of 3Com or any of its subsidiaries, pursuant to (i) any provision of the 3Com Charter or the Bylaws of 3Com, (ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of 3Com or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to 3Com or any of its subsidiaries or any of their properties or assets;

          (f) the execution and delivery of this Agreement by 3Com does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by 3Com and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority;

          (g) none of 3Com or any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of 3Com to any person under circumstances that would cause the issuance and sale of shares of 3Com Common Stock hereunder to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of USR contained in Section 6(g) are true and correct, the issuance, sale and delivery of the shares of 3Com Common Stock hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof, and 3Com shall not take any action which would cause the issuance, sale, and delivery of shares of 3Com Common Stock hereunder not to be exempt from such requirements; and

          (h) any shares of USR Common Stock acquired by 3Com pursuant to this Agreement will be acquired for 3Com's own account, for investment purposes only, and will not be acquired by 3Com with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

     6. REPRESENTATIONS AND WARRANTIES OF USR. USR represents and warrants to 3Com that:

          (a) USR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder;

          (b) except as set forth in Section 6(c), the execution and delivery of this Agreement by USR and the consummation by USR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USR, and no other corporate proceedings on the part of USR and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by USR and, assuming the due authorization, execution and delivery hereof by 3Com and the receipt of all required governmental approvals, constitutes the valid and binding obligation of USR, enforceable against USR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought;

          (c) prior to any delivery of shares of USR Common Stock in consideration of the purchase of shares of 3Com Common Stock pursuant hereto, USR will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of USR Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable;

          (d) the shares of USR Common Stock (if any) issued to 3Com in consideration of the purchase of shares of 3Com Common Stock pursuant hereto will be, upon delivery thereof to 3Com, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

          (e) the execution and delivery of this Agreement by USR does not, and the consummation by USR of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by USR or any of its subsidiaries, pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of USR, (ii) any Material Contract of USR or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USR or its properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have an USR Material Adverse Effect;

          (f) the execution and delivery of this Agreement by USR does not, and (except for the expiration or early termination of the waiting period under the HSR Act and except as contemplated by Sections 10(e), (f) and (j)) the performance of this Agreement by USR and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority; and

          (g) any shares of 3Com Common Stock acquired by USR upon exercise of the 3Com Option will be acquired for USR's own account, for investment purposes only and will not be, and the 3Com Option is not being, acquired by USR with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

     7.   CERTAIN REPURCHASES.

          (a) USR "PUT". Subject to the limitations set forth in Section 2(f), upon written notice to 3Com by USR (the "Repurchase Notice"):

          (i) at any time during which the 3Com Option is exercisable pursuant to Section 2 (the "Repurchase Period"), 3Com and its successors in interest shall repurchase from USR all or any portion of the 3Com Option, as specified by USR, at the Option Repurchase Price set forth in Section 7(b)(i); and

          (ii) at any time prior to the Expiration Date (as defined in Section
     8), 3Com and its successors in interest shall repurchase from USR all or any portion of the shares of 3Com Common Stock purchased by USR pursuant to the 3Com Option, as specified by USR, at the Share Repurchase Price set forth in Section 7(b)(ii).

          (b) CERTAIN DEFINITIONS. For purposes of this Section 7, the following definitions shall apply:

          (i)  OPTION REPURCHASE PRICE.  "Option Repurchase Price" shall mean
     (A) the difference between the Option Repurchase Market/Offer Price (as defined below) for shares of 3Com Common Stock as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of 3Com Common Stock purchasable pursuant to the 3Com

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     Option or the portion thereof covered by the applicable Repurchase Notice, but only if the Option Repurchase Market/Offer Price is greater than the Exercise Price. "Option Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving 3Com or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of 3Com Common Stock as of such date.

          (ii) SHARE REPURCHASE PRICE. "Share Repurchase Price" shall mean the product of (A) the sum of (I) the Exercise Price paid by USR per share of 3Com Common Stock acquired pursuant to the 3Com Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of shares of 3Com Common Stock to be repurchased pursuant to this Section 7. "Share Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving 3Com as the target party during the Repurchase Period prior to the delivery by USR of a notice of repurchase, and (Y) the Fair Market Value (as defined in Section 7(b)(iii)) of 3Com Common Stock as of such date.

          (iii) FAIR MARKET VALUE. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

          (c) REDELIVERY OF SHARES OF USR COMMON STOCK. In 3Com's discretion or if specified by USR in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by 3Com in shares of USR Common Stock, by redelivery to USR of the shares of USR Common Stock (and the certificate(s) representing such shares) previously delivered by USR to 3Com pursuant to a Stock Exercise. For purposes of this Section 7(c), each share of USR Common Stock redelivered to USR shall be valued at the Fair Market Value thereof. If fewer than all of the shares of 3Com Common Stock purchased by USR pursuant to a Stock Exercise are to be repurchased by 3Com pursuant to Section 7(a)(ii), USR shall issue to 3Com new certificates representing those shares of USR Common Stock which are not due to be redelivered to USR pursuant to this Section 7(c) to the extent that excess shares of USR Common Stock are included in the certificates redelivered to USR by 3Com. All shares of USR Common Stock redelivered to USR hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (d) PAYMENT AND REDELIVERY OF 3COM OPTIONS OR SHARES. In the event that USR exercises its rights under this Section 7, 3Com shall, within ten (10) business days thereafter, pay the required amount to USR in immediately available funds and USR shall surrender to 3Com the 3Com Option or the certificate or certificates evidencing the shares of 3Com Common Stock purchased by USR pursuant hereto, and USR shall warrant that it has sole beneficial ownership of the 3Com Option or such shares and that the 3Com Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (e) REPURCHASE PRICE REDUCED AT USR'S OPTION. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the 3Com Option or the shares of 3Com Common Stock purchased by USR pursuant to the 3Com Option to a vote of the stockholders of 3Com pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the 3Com Charter, then USR may, at its election, reduce the repurchase price or the number of shares covered by the USR repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

          (f)  REPURCHASE AT THE ELECTION OF 3COM.

          (i) Except to the extent that USR shall have previously exercised its rights under Section 7(a), at the request of 3Com during the six-month period immediately following the Repurchase Period, 3Com may repurchase from USR, and USR shall sell to 3Com, all (but not less than all) the shares of 3Com Common Stock acquired by USR pursuant hereto and with respect to which USR has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 7(f)(iii)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) USR's Pre-Tax Carrying Cost (as defined in Section 7(f)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Merger Agreement) incurred by USR in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 7(f) Repurchase Consideration"); provided, that 3Com's rights under this Section 7(f) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject USR to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

          (ii) If 3Com exercises its rights under this Section 7(f), 3Com shall, within ten (10) business days pay the Section 7(f) Repurchase Consideration in immediately available funds and USR shall surrender to 3Com certificates evidencing the shares of 3Com Common Stock purchased hereunder with respect to which USR then has beneficial ownership, and USR shall warrant that it has sole beneficial ownership of such shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

          (iii) As used in Section 7(f)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of 3Com Common Stock on The Nasdaq National Market for the ten (10) trading days immediately preceding the date of 3Com's request for repurchase pursuant to this
     Section 7(f), and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by USR for the shares of 3Com Common Stock purchased pursuant to the 3Com Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

     8. VOTING OF SHARES. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), (a) each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any shares of USR Common Stock issued pursuant to a Stock Exercise, or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such party, on each matter submitted to a vote of the stockholders of such other party for and against such matter in the same proportion as all other shares of the same class of capital stock of such other party are voted (whether by proxy or otherwise) for and against such matter, and (b) each party shall execute written consents with respect to the Restricted Shares in the same proportion as written consents are executed by other holders of such class of capital stock. Before acquiring any Restricted Shares hereunder, USR shall execute and deliver a proxy to 3Com authorizing 3Com to vote and execute written consents with respect to all Restricted Shares acquired by USR hereunder, and before acquiring any Restricted Shares in payment therefor, 3Com shall execute and deliver a proxy to USR authorizing USR to vote and execute written consents with respect to all Restricted Shares acquired by 3Com hereunder, in each case in accordance with the provisions of this Section 8.

     9.   RESTRICTIONS ON TRANSFER.

          (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Sections 9(b), 9(c) or 10.

          (b) PERMITTED SALES. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party.

          (c) 3COM'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of shares of 3Com Common Stock pursuant to the 3Com Option, if USR shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of 3Com Common Stock or other securities acquired by it pursuant to the 3Com Option, it shall give 3Com written notice of the proposed transaction (a "USR Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A USR Offer Notice shall be deemed an offer by USR to 3Com, which may be accepted within five (5) business days of the receipt of such USR Offer Notice, on the same terms and conditions and at the same price at which USR is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by 3Com shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to USR in immediately available funds. In the event of the failure or refusal of 3Com to purchase all the shares or other securities covered by a USR Offer Notice, USR may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the USR Offer Notice; provided that the provisions of this sentence shall not limit the rights USR may otherwise have in the event 3Com has accepted the offer contained in the USR Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(c) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of 3Com, (ii) any disposition of 3Com Common Stock or other securities by a person to whom USR has assigned its rights under the 3Com Option with the consent of 3Com, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of USR which agrees in writing to be bound by the terms hereof.

          (d) USR'S RIGHT OF FIRST REFUSAL. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first transfer of shares of USR Common Stock from USR to 3Com in connection with a Stock Exercise of the 3Com Option, if 3Com shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of USR Common Stock or other securities acquired by it pursuant to a Stock Exercise of the 3Com Option by USR, it shall give USR written notice of the proposed transaction (a "3Com Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A 3Com Offer Notice shall be deemed an offer by 3Com to USR, which may be accepted within five (5) business days of the receipt of such 3Com Offer Notice, on the same terms and conditions and at the same price at which 3Com is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by USR shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to 3Com in immediately available funds. In the event of the failure or refusal of USR to purchase all the shares or other securities covered by a 3Com Offer Notice, 3Com may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the 3Com Offer Notice; provided that the provisions of this sentence shall not limit the rights 3Com may otherwise have in the event USR has accepted the offer contained in the 3Com Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 9(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of USR, (ii) any sale by means of a public offering registered under the Securities Act, or (iii) any transfer to a wholly-owned subsidiary of 3Com which agrees in writing to be bound by the terms hereof.

     10.  REGISTRATION RIGHTS.

          (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than three percent (3%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

          (b) The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering, and (ii) the manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

          (c) The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of
(i) the number of Registrable

Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

          (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

          (e) If the Registrant does not elect to exercise its option pursuant to Section 10(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed forty (40) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 10 shall again be applicable to any proposed registration.

          (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

          (g) The registration rights set forth in this Section 10 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

          (h) A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

          (i) In connection with any registration effected under this Section 10, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

          (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

     11.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

          (a) Without limiting any restriction on 3Com contained in this Agreement or in the Merger Agreement, in the event of any change in 3Com Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the 3Com Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that USR shall receive, upon exercise of the 3Com Option, the number and class of securities or property that USR would have received in respect of the shares of 3Com Common Stock issuable to USR if the 3Com Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) In the event that 3Com shall enter into an agreement: (i) to consolidate with or merge into any person, other than USR or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than USR or one of its subsidiaries, to merge into 3Com and 3Com shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of 3Com Common Stock shall be changed into or exchanged for stock or other securities of 3Com or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than USR or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the 3Com Option, USR shall be entitled to receive, for each share of 3Com Common Stock with respect to which the 3Com Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of 3Com Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of 3Com Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the 3Com Option would have the same election or similar rights as would the holder of the number of shares of 3Com Common Stock for which the 3Com Option is then exercisable).

     12. RESTRICTIVE LEGENDS. Each certificate representing shares of 3Com Common Stock issued to USR hereunder, and shares of USR Common Stock, if any, delivered to 3Com pursuant to a Stock Exercise, shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE USR STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if USR or 3Com, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

     13. BINDING EFFECT; NO ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

     14. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to U.S. Robotics Corporation at 8100 North McCormick Blvd., Skokie, Illinois 60076,
Attention: George Vinyard, General Counsel, or to 3Com Corporation at 5400 Bayfront Plaza, Santa Clara, California 95052-8145, Attention: Mark Michael, General Counsel, shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or of the United States of America located in Wilmington, Delaware, and hereby further irrevocable and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     15.  VALIDITY.

          (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

          (c) If for any reason any such court or other governmental or regulatory authority determines that USR is not permitted to acquire, or 3Com is not permitted to repurchase pursuant to Section 7, the full number of shares of 3Com Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of 3Com to allow USR to acquire or to require 3Com to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

          (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     16. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

     If to 3Com, to:

     By Mail, Overnight Courier or Hand:

     3Com Corporation
     5400 Bayfront Plaza
     Santa Clara, CA  95052-8145
     Attention:  Mark Michael, General Counsel

     By Fax:

     3Com Corporation
     408-764-6434
     Attention:  Mark Michael, General Counsel

     with a copy to:

     Gray Cary Ware & Freidenrich
     400 Hamilton Avenue
     Palo Alto, CA  94302
     Fax:  415-327-3699
     Attention:  J. Howard Clowes & Rod J. Howard

     If to USR, to:

     By Mail, Overnight Courier or Hand:

     U.S. Robotics Corporation
     8100 North McCormick Blvd.
     Skokie, IL  60076-2999
     Attention:  George Vinyard, General Counsel

     By Fax:

     U.S. Robotics Corporation
     847-982-9118
     Attention:  George Vinyard, General Counsel

     with a copy to:

     Mayer Brown & Platt
     190 South LaSalle Street
     Chicago, IL  60603-3441
     Fax:  312-701-7711
     Attention:  Richard S. Millard

     17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

     18. INTERPRETATION. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

     19. COUNTERPARTS; EFFECT. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22. EXTENSION OF TIME PERIODS. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

     23. FURTHER ASSURANCE. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        3COM CORPORATION


                                        By:
                                           --------------------------------
                                           Name:
                                           Title:


                                        U.S. ROBOTICS CORPORATION


                                        By:
                                           --------------------------------
                                           Name:
                                           Title: